Exhibit 99.1

THE CHILDREN’S PLACE ANNOUNCES APPOINTMENT

TO ITS BOARD OF DIRECTORS

Secaucus, New Jersey – October 8, 2026 – The Children’s Place, Inc. (Nasdaq: PLCE), one of the only pure-play children’s specialty retailers in North America with an omni-channel presence, today announced that Elizabeth A. LaPuma has been appointed to the Company’s Board of Directors and its Audit Committee. Ms. LaPuma is an independent director and qualifies as an “audit committee financial expert” under applicable SEC and Nasdaq rules.

Turki S. AlRajhi, Executive Chairman of the Board of Directors of The Children’s Place, said, “We are pleased to welcome Elizabeth to our Board. She is an accomplished financial professional with deep expertise across a range of industries, including retail. Together with our other directors, she will provide valuable perspective as we move forward.”

Ms. LaPuma has more than 25 years of experience across financial advisory, capital markets, strategic transactions, and corporate governance. She currently serves as Chair of the Board and Chair of the Audit Committee of Ionic Digital Inc., and previously served as a director of several other public companies, including Big Lots, ContextLogic, Ebix, WeWork, and Surgalign Holdings. Earlier in her career, Ms. LaPuma served as Managing Director and Head of Balance Sheet Advisory at UBS and as Managing Director and Head of Asset Management Services at Alvarez & Marsal. Prior to those roles, she held positions at BlackRock and Lazard. Ms. LaPuma holds an M.B.A. and B.S. in Finance from the Wharton School of the University of Pennsylvania and a B.A. in International Relations from the University of Pennsylvania.

About The Children’s Place

The Children’s Place is one of the only pure-play children’s specialty retailers in North America with an omni-channel presence. Its global retail and wholesale network includes two digital storefronts, 514 stores in North America, wholesale marketplaces and distribution in 13 countries through ten international franchise and wholesale partners. The Children’s Place designs, contracts to manufacture, and sells fashionable, high-quality, head-to-toe outfits predominantly at value prices, primarily under its proprietary brands: “The Children’s Place” and “Gymboree”. For more information, visit: www.childrensplace.com and www.gymboree.com.

Contact:  Investor Relations (201) 558-2400 ext. 14500